PRESS RELEASE

FOR IMMEDIATE RELEASE

Court Recognizes Majority of Viropro Shareholders' Election of New Board of Directors

San Jose, CA., June 2, 2014—Viropro, Inc. (OTCBB: VPRO), a Nevada corporation that was formed to specialize in contract research, development and manufacturing of biotherapeutic proteins for the treatment of various diseases including cancer, diabetes, inflammation, hepatitis and autoimmune disorders, today announced that it has a new Board of Directors.

On May 27, 2014 in a case styled Spring Hill Bioventures SDN BHD, derivatively and on behalf of Viropro, Inc., v. Cynthia Ekberg Tsai and Richard Serbin (Index No. 654167/2013), New York State Supreme Court Justice Eileen Bransten ordered that the will of the majority of Viropro shareholders set forth in a written consent dated March 27, 2014 be enforced and that Cynthia Ekberg Tsai and Richard Serbin, whose terms as directors had expired, be replaced by the following Board members: Bruce A. Cohen, Kenneth A. Sorensen and Michelle L. E. Peake. In addition, Justice Bransten ordered Cynthia Ekberg Tsai, the President and CEO of Viropro at the time of this court Order, to turn over all documents and incidents of control over Viropro, including all information about Viropro's accounts and access to them, to the new Board of Directors.

The new Board of Directors terminated Cynthia Ekberg Tsai as President and CEO of Viropro and appointed Joseph J. Vallner as Acting President and Bruce A. Cohen as Chairman of the Board. Dr. Vallner has served as Founder and CEO of ORUUS Pharma, a cancer drug delivery company, CEO of Lumera Corp., a company that developed products for electro-optics applications, which was a publicly traded company on NASDAQ during the time Dr. Vallner was its CEO, and President and CEO of Capnia, a company that developed nasal delivery of therapeutic gas for migraine and other inflammation disorders. Dr. Vallner has previously served as President and COO of Gell Genesys, Inc., and as EVP and COO of SEQUUS Pharmaceuticals, Inc.

Mr. Cohen was the founding President and CEO of Acacia BioSciences, Cellerant Therapeutics and VitaPath Genetics. He also served as CFO of GeneSoft Pharmaceuticals, VP at SEQUUS Pharmaceuticals, Inc. and in several positions at Baxter. Mr. Cohen was the President and COO of ViTel International and a management consultant with Monitor Company. Mr. Cohen has an MBA with distinction from Harvard Business School, and a BA and MA from Tufts University. The Board is evaluating the best short and long-term options for the shareholders of Viropro.

The above Order by Justice Bransten was issued in response to a law suit by Spring Hill Bioventures SDN BHD, which sought and obtained a preliminary injunction to prevent further harm to Viropro as a result of a deadlocked Board and actions that it and the majority of the other shareholders believed were allowing the defendants to act without authority to pursue their self-interest at the shareholders' expense. Justice Bransten had granted plaintiff's request for a preliminary injunction on March 20, 2014. Spring Hill Bioventures initially filed a law suit against the defendants on December 4, 2013 alleging fraud, breach of fiduciary duty and unjust enrichment from self-dealing. That law suit is still pending and plaintiff intends to pursue its damage claims vigorously against the defendants.

Contact:

info@viropro.com

2151 O’Toole Ave., Suite 50

San Jose, CA 95131